EXHIBIT 99

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Reports Third Quarter of 2003 Earnings

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., October 22, 2003 — Komag, Incorporated (Nasdaq: KOMG), the largest independent supplier of thin-film media for disk drives, today announced earnings of $9.9 million, or $0.40 per share on a fully diluted basis, for the third quarter of 2003.

The Company reported revenue of $109.2 million in the third quarter of 2003, compared to $105.3 million in the second quarter of 2003. Finished disk shipments were 17.5 million in the third quarter of 2003 compared to 16.3 million disks in the second quarter of 2003. Other disk revenue was $10.1 million in the third quarter of 2003 compared to $13.7 million in the second quarter of 2003.

Operating income was $10.7 million in the third quarter of 2003 compared to $8.6 million in the second quarter of 2003. Net income was $9.9 million, or $0.40 per share in the third quarter of 2003 compared to $4.6 million or $0.19 per share in the second quarter of 2003. Earnings per share in the third quarter and second quarter of 2003 were based on 24.9 million and 24.3 million fully diluted shares outstanding, respectively.

As disclosed in the Company’s second quarter of 2003 Form 10-Q, the Company received an exemption from certain foreign withholding taxes in July 2003. As a result, net income for the third quarter includes a tax benefit of $2.5 million for withholding taxes accrued prior to the third quarter of 2003 that are no longer payable. The impact of the $2.5 million tax benefit on earnings per share in the third quarter is $0.10 per share. Gain on sales of idle equipment also added $0.8 million to operating and net income and $0.03 to earnings per share in the third quarter of 2003.

The Company was cash flow positive in the third quarter of 2003 and ended the third quarter with $47.7 million of cash. Gross margin was 23.2% in the third quarter of 2003 compared to 21.7% in the second quarter of 2003.

Third Quarter Review

Total revenue increased $3.9 million (3.7%) compared to the second quarter of 2003. Finished disk shipments increased 1.2 million disks (7.4%) from the second quarter of 2003. Other revenue decreased by $3.6 million (26.3%) from the prior quarter.

Sales to Western Digital, Maxtor, Hitachi Global Storage Technologies accounted for 36%, 36%, and 25% of total revenue in the third quarter of 2003, respectively. Sales of 60 and 80 GB per platter desktop disks together represented 52% of Komag’s third quarter of 2003 unit shipment volume. Sales of 40 GB per platter disks represented the remaining desktop unit shipment volume in the third quarter of 2003. In addition, the Company shipped 36 GB per platter 84 mm disks and 17 GB per platter 65 mm disks for high-end server drives. Disk shipments for these high-end server (enterprise) drives represented 7% of total disk shipments in the third quarter of 2003.

T.H. Tan, Komag’s chief executive officer announced, “We are very pleased with the strength of our operating performance in the third quarter as well as the first nine months of 2003. We continue to ship higher volumes of our advanced 80 GB per platter disks and continue our shipments of advanced high-end server disks. We completed the transition to synthetic anti-ferromagnetic (SAF) media for certain 80 GB per platter applications. We continue on schedule with qualifications of next generation desktop and high-end server applications. In addition, in August, we announced that our proprietary Perpendicular Magnetic Recording (PMR) media demonstrated new benchmarks, including the ability to support linear bit densities of one megabit per inch.”

Subsequent to the end of the quarter, the Company announced the sale of its idle properties in Fremont, California and received approximately $24 million in net proceeds. The Company has called for a partial mandatory redemption of its Senior Secured Notes of $12.1 million. After this redemption and the October 15 quarterly principal repayment of $5 million, the Company has outstanding $122.7 million in total debt.

Business Outlook

Based on current customer demand, the Company expects total revenue for the fourth quarter of 2003 to increase slightly compared to the third quarter of 2003. Revenue from finished disks is expected to increase by 6% to 8% in the fourth quarter of 2003 compared to the third quarter of 2003. However, other revenue may decrease by approximately 50% in the fourth quarter of 2003 compared to the third quarter of 2003, due primarily to a mix shift towards finished disks by one of our customers. With the mix shift to increased finished disk revenue, the Company expects operating margin and net margin to be at the upper end of our business model. The business model range for operating and net margin is 6% to 10%, and 3% to 7%, respectively.

On October 7, 2003 the Company announced an expanded business relationship with Maxtor, which includes specific dedicated media production capacity including a capacity expansion effort, a five-year supply agreement and the naming of Komag as a strategic external media supplier of Maxtor.

In addition, in October, the Company began volume production of 80 GB desktop products for a new major disk drive customer.

About Komag

Founded in 1983, Komag is the world’s largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the belief that total revenue for fourth quarter of 2003 could increase slightly compared to the third quarter, that finished unit shipments and revenue could increase by 6% to 8%, subject to offset by a decrease in other disk revenue, the Company’s ability to achieve operating and net margin on the higher spectrum of the business model, the Company’s ability to transition to synthetic anti-ferromagnetic media for certain 80 GB per platter applications and make other developments, and to qualify next generation desktop, as well as high-end server applications. The Company’s actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, variability in demand for and average selling price of disks, the impact of demand variation on factory utilization, customers’ decisions to move to a mix-shift towards finished disks, the Company’s ability to achieve its operating yield, cost and profitability targets, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Successor	Successor	Successor	Successor	Successor	Predecessor
	Company	Company	Company	Company	Company	Company

	Three Months	Three Months	Three Months	Nine Months	Three Months	Six Months
	Ended	Ended	Ended	Ended	Ended	Ended
	Sep 28, 2003	Jun 29, 2003	Sep 29, 2002	Sep 28, 2003	Sep 29, 2002	Jun 30, 2002

Net Sales	$109,199	$105,347	$70,241	$320,061	$70,241	$111,955
Cost of Sales	83,840	82,511	62,853	249,090	62,853	110,397

Gross Profit	25,359	22,836	7,388	70,971	7,388	1,558
Gross Profit%	23.2%	21.7%	10.5%	22.2%	10.5%	1.4%
Research, Development, and Engineering Expense	10,778	10,402	8,708	31,089	8,708	18,796
Selling, General, and Administrative Expense	4,717	4,038	4,235	13,317	4,235	8,256
Gain on Disposal of Assets	(792)	(217)	(70)	(1,870)	(70)	(2,138)
Restructuring/Impairment Charges	—	—	740	—	740	4,318
In-process Research and Development	—	—	6,784	—	6,784	—

Operating Income (Loss)	10,656	8,613	(13,009)	28,435	(13,009)	(27,674)
Interest Income	103	132	66	343	66	193
Interest Expense	(3,351)	(3,359)	(3,226)	(10,095)	(3,226)	—
Other Income, Net	83	28	2,068	307	2,068	397,009

Income (Loss) Before Reorganization Costs, Income Taxes, Minority Interest/Equity Interest in Net Loss of Related Companies, and Cumulative Effect of Change in Accounting Principle	7,491	5,414	(14,101)	18,990	(14,101)	369,528
Reorganization Costs, Net	—	—	—	—	—	6,511
Provision for (Benefit from) Income Taxes	(2,452)	814	304	(607)	304	719
Minority Interest/Equity Interest in Net Loss of Related Companies	—	—	—	—	—	2,374

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	9,943	4,600	(14,405)	19,597	(14,405)	359,924
Cumulative Effect of Change in Accounting Principle	—	—	—	—	—	(47,509)

Net Income (Loss)	$9,943	$4,600	$(14,405)	$19,597	$(14,405)	$312,415

Net Income (Loss) %	9.1%	4.4%	(20.5%)	6.1%	(20.5%)	279.1%
Basic Net Income (Loss) Per Share	$0.42	$0.20	$(0.63)	$0.84	$(0.63)

Diluted Net Income (Loss) Per Share	$0.40	$0.19	$(0.63)	$0.81	$(0.63)

Basic Shares Outstanding	23,558	23,344	22,826	23,457	22,826

Diluted Shares Outstanding	24,860	24,304	22,826	24,252	22,826

NOTE: As a result of the adoption of fresh-start reporting on June 30, 2002, the financial statements for periods ending on or prior to June 30, 2002, (“predecessor company”) are not comparable to the financial statements for periods ending after this date (“successor company”), primarily with regard to interest expense and other income.

NOTE: Upon emergence from chapter 11 on June 30, 2002, the Company had a significant change in the structure of stockholders’ equity. Accordingly, earnings per share of the Predecessor Company are not presented, as the amounts are not meaningful.

NOTE: Certain reclassifications have been made to prior period balances in order to conform to the current period presentation.

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	Successor Company

	Sep 28, 2003	Dec 29, 2002

	(Unaudited)	(Note 1)

ASSETS
Cash and Cash Equivalents	$47,660	$23,520
Net Receivables	61,688	46,241
Inventories	21,405	14,925
Prepaid Expenses and Deposits	2,881	2,288

Total Current Assets	133,634	86,974
Property, Plant and Equipment, Net	181,011	196,414
Land and Buildings Held for Sale	24,600	24,600
Other Intangible Assets, Net	6,604	9,142
Other Assets	70	70

TOTAL ASSETS	$345,919	$317,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$20,242	$10,229
Trade Accounts Payable	37,169	35,371
Other Liabilities	19,226	13,717

Total Current Liabilities	76,637	59,317
Long-Term Debt	119,599	129,923
Common Stock	172,519	172,108
Deferred Stock-Based Compensation	(514)	(2,229)
Accumulated Deficit	(22,322)	(41,919)

TOTAL STOCKHOLDERS’ EQUITY	149,683	127,960

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$345,919	$317,200

NOTE 1: The Consolidated Balance Sheet at December 29, 2002 was derived from the audited financial statements.